Exhibit 99.1
333 W. Wacker Drive
Chicago IL 60606
Tel: +1 312 897 4000

News Release

Contact	Christine Spasoff	Date	March 9, 2017
Telephone	+1 312 729 3693	Email	christine.spasoff@fleishman.com

JLL Income Property Trust
Announces 2016 Fourth Quarter and Full Year Earnings Call

Chicago (March 9, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) will hold a public earnings call on Thursday, March 16, 2017 at 10:00 a.m. CDT to review 2016 fourth quarter and full year operating and financial results. Allan Swaringen, President and CEO of JLL Income Property Trust, and Gregg Falk, Chief Financial Officer will present an overview of recent economic events that directly influence the business of the Company and commercial real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter and year.

Date: Thursday, March 16, 2017
Time: 10:00 AM CDT

Dial-in Number (Toll Free): 877-407-9205
Dial-in Number (International): 201-689-8054

Replay Number (Toll Free): 1-877-481-4010
Replay Number (International): 1-919-882-2331
Replay ID: 10236

Teleconference Replay Available Until: March 24, 2017 at 10:59 PM CDT. The audio replay will be posted to the Investor Relations section of the JLL Income Property Trust website at www.jllipt.com within 24 hours of the call.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),

Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management

LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements

This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.